INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(i)

May 1, 2020

Voya Partners, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2020, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC and Voya Partners, Inc. (the "Agreement"), with respect to Voya Global Bond Portfolio, VY® American Century Small-Mid Cap Value Portfolio, VY® Columbia Contrarian Core Portfolio, VY® Columbia Small Cap Value II Portfolio, VY® Invesco Comstock Portfolio, and VY® T. Rowe Price Growth Equity Portfolio (each a "Portfolio" and collectively, the "Portfolios"), each a series of Voya Partners, Inc., indicated in the table below. By this letter, we agree to waive that fee for the period from May 1, 2020 through May 1, 2021.

This waiver (the "Waiver") is "outside" each Portfolio's expense limit arrangements under a separate expense limitation agreement (the "ELA"). This means that the Waiver does not reduce the Portfolio's net operating expense ratio before the ELA is applied. The waiver is deducted after the ELA is applied. However, with respect to any share class of the Portfolios that has a 0.00% expense limit, the Waiver cannot further reduce the 0.00% net expense ratio experienced by shareholders with respect to that share class.

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

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May 1, 2020

Series	Waiver
(as a percentage of
average daily net assets)
Voya Global Bond Portfolio	0.003%
VY® American Century Small-Mid Cap Value	0.165%
Portfolio
VY® Columbia Contrarian Core Portfolio	0.023%
VY® Columbia Small Cap Value II Portfolio	0.027%
VY® Invesco Comstock Portfolio	0.017%
VY® T. Rowe Price Growth Equity Portfolio	0.019%

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Partners, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic______________

Todd Modic

Senior Vice President

Voya Investments, LLC

Agreed and Accepted: Voya Partners, Inc.

(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President